EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-10261 and Form S-8 No. 333-102498) pertaining to the 1991 Stock Option Plan of Rochester Medical Corporation and the Registration Statements (Form S-8 No. 333-62592 and Form S-8 No. 333-139667) pertaining to the 2001 Stock Incentive Plan of Rochester Medical Corporation of our reports dated December 3, 2007, relating to our audits of the consolidated financial statements, the financial statement schedule, and internal control over financial reporting which appear in this Annual Report (Form 10-K), of Rochester Medical Corporation for the year ended September 30, 2007.
/s/ McGladrey & Pullen LLP
Minneapolis, Minnesota
December 3, 2007